EXHIBIT 3.42

CERTIFICATE OF INCORPORATION

OF

THRIFTY CAR SALES, INC.

FIRST:                                                                  The name of the corporation is THRIFTY CAR SALES, INC. (the “Corporation”).

SECOND:                                                   The address of the Corporation’s registered office in the State of Oklahoma is 735 First National Building, Oklahoma City, Oklahoma 73102.  The name of its registered agent at such address is The Corporation Company.

THIRD:                                                              The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act, as amended.

FOURTH:                                                 The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Five Million (5,000,000) shares, each of the shares having a par value of One Cent ($0.01) per share, thereby resulting in the Corporation having total authorized capital stock in the amount of Fifty Thousand Dollars ($50,000.00), all of which shall be Common Stock.

The Board of Directors of the Corporation shall have full authority, to the extent permitted by law, to increase, decrease or otherwise adjust the capital stock of the Corporation, to designate the classes or series thereof and to determine whether all or any part of such stock shall have voting powers, full or limited, or no voting powers, and to determine such designations, and such powers, preferences, relative, participating or optional, or other special rights and the qualifications, limitations or restrictions thereof as the Board shall from time to time determine in duly adopted resolutions.

At any time and from time to time when authorized by resolution of the Board of Directors and without any action by its shareholders, the Corporation may issue or sell any shares of its capital stock of any class or series, whether out of the unissued shares thereof authorized by the Certificate of Incorporation of the Corporation as originally filed or by an amendment thereof or out of shares of its capital stock acquired by it after the issue thereof, and whether or not the shares thereof so issued or sold shall confer upon the holders thereof the right to exchange or convert such shares for or into other shares of capital stock of the Corporation of any class or classes or any series thereof.  When similarly authorized, but without any action by its shareholders, the Corporation may issue or grant rights, warrants or options, in bearer or registered or such other form as the Board of Directors may determine, for the purchase of shares of the capital stock of any class or series of the Corporation within such period of time, or without limit as to time, to such aggregate number of shares, and at such price per share, as the Board of Directors may determine.  Such rights, warrants or options may be issued or granted separately or in connection with the issue of any bonds, debentures, notes, obligations or other evidences of indebtedness or shares of the capital stock of any class or series of the Corporation and for such consideration and on such terms and conditions as the Board of Directors in its sole discretion may determine.  In each case, the consideration to be received by the Corporation for any such shares so issued or sold shall be such as shall be fixed from time to time by resolution of the Board of Directors.

FIFTH:                                                                The name and mailing address of the Incorporator is as follows:

Name	Mailing Address

Stephen W. Ray	320 South Boston Avenue
Suite 400
Tulsa, Oklahoma 74103

The powers of the Incorporator are not to terminate upon filing of this Certificate.

SIXTH:                                                               In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)                            To adopt, amend or repeal the Bylaws of the Corporation.

(b)                            To authorize and cause to be executed or granted mortgages, security interests and liens upon the real and personal property of the Corporation.

(c)                             To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(d)                            By the vote or resolution of a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one (1) or more of the Directors of the Corporation.  The Board may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.  Any such committee, to the extent provided in the resolution designating such committee or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; PROVIDED, HOWEVER, the Bylaws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in tie place of any such absent or disqualified member.

(e)                             When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders’ meeting duly called upon such notice as is required by law, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

SEVENTH:                                          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 1106 of the General Corporation Act of the State of Oklahoma, Title 18 of the Oklahoma Statutes, or on the application of trustees in dissolution or any receiver or receivers appointed for the Corporation under the provisions of Section 1100 of the General Corporation Act of the State of Oklahoma, Title 18 of the Oklahoma Statutes, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors and/or on all the shareholders or class of shareholders of the Corporation, as the case may be, and also on the Corporation.

EIGHTH:                                                   Meetings of shareholders may be held within or without the State of Oklahoma, as the Bylaws may provide.  The books of the Corporation may be kept (subject to applicable law) inside or outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.  Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH:                                                              To the extent permitted by law, no contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its Directors or officers are Directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the Directors or officers are present at or participate in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because the Directors or officers or their votes are counted for such purpose.  The Corporation shall have power to indemnify its officers, directors, employees and agents, and purchase insurance on their behalf, to the fullest extent authorized by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights and insurance than said law permits the Corporation to provide prior to such amendment.

TENTH:                                                          A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders; or (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) under 18 Okla. Stat. §1053 (1991), or its successor provision; or (d) for any transaction from which the Director derived an improper personal benefit.

ELEVENTH:                               In furtherance and not in limitation of the powers conferred by the laws of the State of Oklahoma, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

TWELFTH:                                     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the shareholders herein are granted subject to this reservation.

THE UNDERSIGNED, Stephen W. Ray, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Act of the State of Oklahoma, 18 Okla. Stat. §1001 et seq., makes this Certificate, hereby declaring and certifying that this is the act and deed of the undersigned and that the facts herein stated are true, as of this 9th day of December, 1998.

/s/ Stephen W. Ray
Stephen W. Ray